Exhibit 99.1

Medbox Names Jeff Goh as Chief Operating Officer

Executive’s Expertise to Fuel Next Stage of Growth for the Company

(LOS ANGELES, CALIF., April 22, 2015) – Medbox, Inc. (OTCQB: MDBX), a leading provider of specialized consulting and technology solutions to the marijuana industry, today announced that it has appointed Jeff Goh as Chief Operating Officer of the company, effective immediately. Goh has many years of success as a business leader focusing on fast growing sectors in food, technology and international business.

Goh, 51, brings three decades of experience to his role, serving in executive management positions for Fortune 500 companies, including PepsiCo and Procter & Gamble. Goh has extensive experience helping companies scale business models, as well as enhance profitability, improve brand identity, and streamline research and development activities.

“Jeff’s impressive background and track record will serve Medbox well during this pivotal stage of growth for the company,” said Ambassador Ned L. Siegel, Chairman of Medbox. “We welcome Jeff to the team and look forward to ushering in a new era for Medbox that will further distinguish the company as a leader in the burgeoning marijuana industry.”

“Medbox is well poised to serve as the consulting services and technology provider of choice for dispensaries and cultivation centers across the country, as legalization takes hold and entrepreneurs seek out a partner to help them achieve success,” Goh said. “In my new role, I am committed to ensure Medbox is achieving excellence, operating efficiently and delivering results. We will provide superior service to existing customers, and aggressively seek out new opportunities to deploy our solutions.”

Prior to Medbox, Goh served as CEO of Corazonas Foods, which has a patented technology to make great-tasting, heart-healthy snack food products that help to reduce LDL cholesterol. He also served as CEO of Two Chefs on a Roll, the foremost designer and custom producer of savory and bakery private label food products in the United States.

Goh graduated magna cum laude with a Bachelor of Science degree in business administration from the University of Southern California.

About Medbox, Inc.

Medbox, Inc. provides specialized consulting services to the marijuana industry and sells associated patented products, including its Medbox medical dispensing system and medical vaporization devices. The company works with clients who seek to enter the medical, recreational and cultivation marijuana markets in those states where approved. Medbox offers turnkey solutions that assist with licensing and compliance, site selection, design and permitting, safety and security, along with full build-out and operational oversight. Medbox’s consulting solutions and technology create structure and process for clients and their respective businesses in this rapidly emerging sector. For more information about the company, visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, seeking growth opportunities, based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com